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                EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS



                      Advanced Communication Systems, Inc.
                         Pro forma Net Income Per share

               (in thousands, except share and per share data)

                                                                       Year Ended                Six Months Ended
                                                                      September 30,                  March 31,
                                                                          1996                         1997
                                                                     ---------------              -------------
Weighted average common stock outstanding                                 3,732,750                  3,764,250

Common stock equivalent                                                      75,330                     25,110

Stock options* issued during twelve months
   immediately preceding the offering date (using the
   treasury stock method and the estimated mid-point
   of the proposed initial public offering price per share)                 122,750                    122,750

Stock issued to satisfy S corporation distribution in
   excess of fiscal 1996 earnings based on the
   estimated initial public offering price per share                        359,500                    359,500
                                                                     ---------------              -------------

      Pro forma weighted average shares                                   4,290,330                  4,271,610
                                                                     ===============              =============

Pro forma net income                                                  $       1,162                $       774
                                                                     ===============              =============

Pro forma net income per share                                        $        0.27                $      0.18
                                                                     ===============              =============



* includes options to purchase 115,000 shares of common stock issued on January 2, 1997.